UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 21, 2008

Date of Report (Date of earliest event reported)

APPLIED BIOSYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-04389	06-1534213
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Merritt 7
Norwalk, Connecticut	06851
(Address of principal executive offices)	(Zip Code)

(203) 840-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 21, 2008, the Board of Directors of Applied Biosystems Inc. (the “Company”) elected Mark P. Stevenson, formerly a Senior Vice President of the Company and President and Chief Operating Officer of the Company’s Applied Biosystems Group, to the position of President and Chief Operating Officer of the Company. This action follows from the separation of the Celera business and the change of the name of the Company from Applera Corporation to its current name. Mr. Stevenson will continue in this office until his successor has been duly elected or, if earlier, his death, resignation, or removal. In connection with Mr. Stevenson’s election as President, Tony L. White, Chairman, President and Chief Executive Officer of the Company, relinquished the title of President. Both actions were effective on August 21, 2008.

Mr. Stevenson, age 45, has been employed by the Company or a subsidiary in one or more executive or managerial capacities since 1998. There is no arrangement or understanding between Mr. Stevenson and any other person pursuant to which he was selected as an officer of the Company, nor is there any family relationship between Mr. Stevenson and any director or executive officer of the Company.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On August 21, 2008, the Board of Directors of the Company approved amendments to Sections 15, 21, and 26 of the Company’s By-Laws to clarify the duties and responsibilities of the President of the Company and to eliminate the requirement that the President also be a member of the Company’s Board of Directors. Attached hereto as Exhibit 3.1 and incorporated by reference into this Item 5.03 is the text of the Company’s By-Laws as so amended.

Item 9.01.  Financial Statement and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Report:

Exhibit No.	Description

3.1	By-laws of Applied Biosystems Inc., as amended through August 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED BIOSYSTEMS INC.

By:	/s/ Thomas P. Livingston
Thomas P. Livingston
Vice President and Secretary

Dated: August 26, 2008

EXHIBIT INDEX

Exhibit No.	Description

3.1	By-laws of Applied Biosystems Inc., as amended through August 21, 2008